Exhibit 99.1

A National Leader in Education Innovation

STRAYER EDUCATION, INC. CLOSES MERGER WITH CAPELLA EDUCATION COMPANY

FORMS NEW LEADER IN EDUCATION INNOVATION: STRATEGIC EDUCATION, INC.

STRAYER EDUCATION, INC. AND CAPELLA EDUCATION COMPANY REPORT SECOND QUARTER 2018 RESULTS; STRONG ENROLLMENT GROWTH

HERNDON, Va., August 1, 2018 – Strategic Education, Inc. (SEI) (NASDAQ: STRA) today announced it completed the merger of Strayer Education, Inc. (NASDAQ: STRA) and Capella Education Company (NASDAQ: CPLA) to create SEI, a national leader in education innovation. SEI also announced financial results for the period ended June 30, 2018 for both Strayer Education, Inc. and Capella Education Company, their last full quarter as separate entities.

SEI will continue to operate both Strayer University and Capella University as independent and separately accredited institutions of higher learning, together serving approximately 85,000 students across all 50 states. The combination will enable each university to accelerate innovations that improve affordability and enhance academic and career outcomes for students.  SEI will continue to operate a number of non-degree programs.

Robert Silberman, Executive Chairman of SEI said, “We are delighted to announce the completion of a merger that brings together two best-in-class academic institutions. Capella’s expertise in online advanced degree programs, combined with Strayer’s 125-year heritage, uniquely positions us to provide first-rate educational experiences to working adults.”

Karl McDonnell, Chief Executive Officer of SEI said, “Over the last few months, my appreciation has deepened for the powerful ways Strayer University and Capella University complement each other, and the shared culture across the entire organization that values integrity and innovation. The strong second quarter 2018 performance for both Strayer Education, Inc. and Capella Education Company demonstrates our organizations’ ability to execute, and positions us for continued future success.”

TRANSACTION DETAILS

Pursuant to the terms of the merger agreement, Strayer Education, Inc. and Capella Education Company combined in an all-stock merger of equals with Capella shareholders receiving 0.875 SEI shares for each Capella share they own. For more details on the share exchange, please visit www.strategiceducation.com in the Investor Relations, Merger Share Information section.

STRAYER EDUCATION, INC. RESULTS

Three Months Ended June 30

•                  For the second quarter, student enrollment at Strayer Education, Inc.’s main operating unit, Strayer University, increased 8.0% to 46,868 compared to 43,411 for the same period in 2017. New student enrollment for the period increased 7.0% and continuing student enrollment for the period increased 8.2%.

•                  Revenue increased 1.7% to $114.7 million compared to $112.7 million for the same period in 2017, as higher spring term enrollment was offset by lower revenue-per-student due to the continuing effect of scholarships issued in the fall 2017 term and growth in corporate sponsored students who pay lower tuition.

•                  Income from operations decreased to $4.2 million from $13.9 million for the same period in 2017. Income from operations in 2018 includes a $6.2 million noncash charge resulting from the impairment of intangible assets associated with The New York Code + Design Academy, and $2.8 million in costs associated with the merger with Capella Education Company. Income from operations in 2017 included a $2.3 million noncash benefit associated with the reduction in value of contingent consideration payable to the sellers of The New York Code + Design Academy, and a $0.3 million charge due to an increase in the fair value of the Company’s reserve for leases on facilities no longer in use. Adjusted income from operations, which is a non-GAAP financial measure, was $13.2 million in 2018 compared to $11.9 million in the same period in 2017. For more details on non-GAAP financial measures, refer to the information on pages 14 through 18. The operating income margin was 3.6%, compared to 12.3% for the same period in 2017. The adjusted operating income margin was 11.5% compared to 10.5% for the same period in 2017.

•                  Net income, which includes the adjustments described above and certain tax benefits, including the effects of the new lower federal income tax rate, was $5.2 million in 2018 compared to net income of $10.3 million in 2017, a decrease of 49.6%. Adjusted net income was $9.9 million, an increase of 36.7%, compared to adjusted net income of $7.2 million in the same period in 2017.

•                  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $9.1 million compared to $18.5 million in 2017. Adjusted EBITDA was $21.7 million compared to $20.2 million in the same period in 2017.

•                  Diluted earnings per share was $0.46 compared to $0.92 for the same period in 2017. Adjusted diluted earnings per share grew 33.8% to $0.87 from $0.65 for the same period in 2017. Diluted weighted average shares outstanding increased 1.7% to 11,380,000 from 11,190,000 for the same period in 2017.

Strayer University Summer Enrollment

Total enrollments at Strayer University for the third quarter of 2018 are anticipated to grow 9% to approximately 45,400 students from 41,679 students for the same period in 2017. New student enrollments are expected to increase approximately 12%, and continuing student enrollments are expected to increase approximately 8%.

New Campus Openings

In addition to the Strayer University Macon, GA campus, which opened in the second quarter, the Company is on track to open two to three additional new Strayer University campuses by the end of 2018.  The Company is also evaluating the opportunity to open Capella University student support centers, pending regulatory notification and approval.

Balance Sheet and Cash Flow

At June 30, 2018, Strayer Education, Inc. had cash and cash equivalents of $171.6 million and no debt. For the first six months of 2018, cash flow from operations decreased to $30.0 million compared to $32.8 million during 2017, primarily due to cash payments of costs related to the merger with Capella Education Company. Capital expenditures for the first six months of 2018 were $8.6 million compared to $8.4 million for the same period in 2017. For the second quarter of 2018, bad debt expense as a percentage of revenue was 5.8% compared to 4.5% for the same period in 2017.

CAPELLA EDUCATION COMPANY RESULTS

Three Months Ended June 30

•                  Revenue increased 1.8% to $111.6 million compared to $109.6 million for the same period in 2017, primarily due to higher enrollment.

•                  Operating income decreased to $15.1 million from $15.4 million for the same period in 2017. Operating income in 2018 includes an asset impairment in the Job-Ready Skills segment and costs associated with the merger with Strayer Education, Inc. Adjusted operating income, which is a non-GAAP financial measure, was $16.9 million in 2018 compared to $15.4 million in the same period in 2017. For more details on non-GAAP financial measures, refer to the information on pages 14 through 18. The operating income margin was 13.5%, compared to 14.0% for the same period in 2017. The adjusted operating income margin was 15.1% compared to 14.1% for the same period in 2017.

•                  Net income, which includes the adjustments described above and the effects of the new lower federal income tax rate for 2018, was $11.8 million, compared to net income of $10.8 million in the same period in 2017, an increase of 9.6%. Adjusted net income was $13.2 million, an increase of 22.2%, compared to adjusted net income of $10.8 million in the same period in 2017.

•                  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $19.9 million compared to $20.4 million in 2017. Adjusted EBITDA was $24.5 million compared to $22.6 million in the same period in 2017.

•                  Diluted earnings per share was $0.99 compared to $0.90 for the same period in 2017. Adjusted diluted earnings per share increased 22.2% to $1.10 from $0.90 for the same period in 2017. Diluted weighted average shares outstanding decreased 0.2% to 11,963,000 from 11,992,000 for the same period in 2017.

Post-Secondary Segment

•                  For the second quarter, student enrollment at Capella Education Company’s main operating unit, Capella University, increased 0.5% to 37,786 compared to 37,588 for the same period in 2017. New student enrollment for the period increased 14.7%, driven by strong performance across all degree levels. Early cohort persistence remained stable.

•                  FlexPath, Capella University’s fastest-growing offerings, continued to positively impact new and total enrollment in the second quarter 2018, and is now 23% of Capella University’s Bachelor’s and Master’s degrees total enrollment.

•                  Second quarter 2018 revenues were $108.5 million, up 1.5% compared to $107.0 million in the same period in 2017.

•                  Operating income was $18.0 million compared to operating income of $17.8 million for the same period in 2017. The operating margin was 16.6% in the second quarter 2018 and 2017. Post-Secondary segment operating results are primarily attributable to Capella University.

Job-Ready Skills Segment

•                  Second quarter 2018 revenues were $3.0 million compared to $2.6 million in the same period of 2017.

•                  Operating loss was $2.1 million in the second quarter 2018 compared to a loss of $2.4 million in the second quarter of 2017. Job-Ready Skills segment operating results include an asset impairment of $0.9 million for the second quarter 2018.

Balance Sheet and Cash Flow

At June 30, 2018, Capella Education Company had cash and marketable securities of $189.9 million and no debt. For the first six months of 2018, cash provided by operating activities from continuing operations was $39.4 million compared to $36.2 million during 2017. Capital expenditures for the first six months of 2018 were $9.1 million compared to $12.1 million for the same period in 2017. For the second quarter of 2018, bad debt expense as a percentage of revenue was 2.9% compared to 2.6% for the same period in 2017.

AMENDED CREDIT FACILITY

On August 1, 2018, SEI amended its existing credit facility. The amendment extends the maturity date of the revolving credit facility from July 2, 2020, to August 1, 2023, and increases available borrowings from $150 million to $250 million, with an option to increase the commitments under the revolving facility by an additional $150 million. Currently, there are no outstanding borrowings under the amended credit facility. Additional information is available in the Company’s current report on Form 8-K filed with the SEC today.

COMMON STOCK CASH DIVIDEND

SEI announced today that it declared a regular, quarterly cash dividend of $0.50 per share of common stock. This dividend will be paid on September 7, 2018 to shareholders of record as of August 31, 2018.

CONFERENCE CALL WITH MANAGEMENT

SEI will host a conference call to discuss the second quarter 2018 earnings results of Strayer Education, Inc. and Capella Education Company at 10:00 a.m. (ET) today. To participate in the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via webcast. To access the live webcast of the conference call, please go to www.strategiceducation.com in the Investor Relations section 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strategiceducation.com in the Investor Relations section.

About SEI

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to enabling economic mobility with education. We serve working adult students through a range of educational opportunities that include: Strayer University and Capella University (separate institutions that are each regionally accredited), which collectively offer flexible and affordable associate, bachelor’s, master’s, and doctoral programs; a Top-25 Princeton Review-ranked online MBA program through the Jack Welch Management Institute; self-paced courses for college credit through Sophia; customized degrees for corporations through Degrees@Work; and non-degree web and mobile application development courses through DevMountain, Generation Code, Hackbright Academy, and The New York Code + Design Academy. These programs help our students prepare for success in today’s jobs and find a path to bettering their lives.

Forward Looking Statements

This communication contains certain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words and may include statements with respect to, among other things, future events or the future financial performance of SEI, the anticipated benefits of the merger, including estimated synergies; SEI’s plans, objectives and expectations; future financial and operating results; and other statements that are not historical facts. The statements are based on SEI’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, SEI has identified important factors that could cause SEI’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include:

•                                          the risk that the benefits of the merger, including expected synergies, may not be fully realized or may take longer to realize than expected;

•                                          the risk that the merger may not advance the combined company’s business strategy and growth strategy;

•                                          the risk that the combined company may experience difficulty integrating Strayer’s and Capella’s employees or operations;

•                                          the potential diversion of management’s attention resulting from the merger;

•                                          the pace of growth of student enrollment;

•                                          our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements;

•                                          rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions;

•                                          competitive factors;

•                                          risks associated with the opening of new campuses;

•                                          risks associated with the offering of new educational programs and adapting to other changes;

•                                          risks relating to the timing of regulatory approvals;

•                                          our ability to implement our growth strategy;

•                                          risks associated with the ability of our students to finance their education in a timely manner; and

•                                          general economic and market conditions.

Many of these risks, uncertainties and assumptions are beyond SEI’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, these forward-looking statements speak only as of the information currently available to SEI on the date they are made, and SEI undertakes no obligation to update or revise forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements.

Source:  Strategic Education, Inc. Financial

Source:  Strategic Education, Inc.

For more information contact:

Terese Wilke

Manager, Investor Relations

Strategic Education, Inc.

(612) 977-6331

terese.wilke@strategiced.com

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2018	2017	2018
Revenues	$112,720	$114,668	$227,632	$231,137
Costs and expenses:
Instruction and educational support	63,650	64,690	125,066	128,466
Marketing	19,226	21,113	37,944	41,237
Admissions advisory	4,779	4,609	9,495	9,285
General and administrative	13,205	11,063	24,824	22,281
Merger costs	—	2,824	—	8,171
Fair value adjustments	(1,994)	6,185	(1,994)	6,185
Total costs and expenses	98,866	110,484	195,335	215,625
Income from operations	13,854	4,184	32,297	15,512
Investment income	253	608	434	1,056
Interest expense	160	161	319	320
Income before taxes	13,947	4,631	32,412	16,248
Provision (benefit) for income taxes	3,645	(557)	11,532	1,593
Net income	$10,302	$5,188	$20,880	$14,655

Earnings per share:
Basic	$0.96	$0.48	$1.96	$1.36
Diluted	$0.92	$0.46	$1.87	$1.29

Weighted average shares outstanding:
Basic	10,680	10,879	10,655	10,812
Diluted	11,190	11,380	11,155	11,346

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31,	June 30,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$155,933	$171,600
Tuition receivable, net	23,122	25,595
Income taxes receivable	—	5,592
Other current assets	11,293	11,385
Total current assets	190,348	214,172
Property and equipment, net	73,763	72,125
Deferred income taxes	24,452	22,851
Goodwill	20,744	17,919
Other assets	11,971	9,698
Total assets	$321,278	$336,765

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$46,177	$46,657
Income taxes payable	1,038	—
Contract liabilities	21,851	22,547
Total current liabilities	69,066	69,204
Other long-term liabilities	43,015	43,721
Total liabilities	112,081	112,925
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share, 20,000 shares authorized, 11,167 and 11,307 issued and outstanding at December 31, 2017 and June 30, 2018, respectively	112	113
Additional paid-in capital	47,079	53,015
Retained earnings	162,006	170,712
Total stockholders’ equity	209,197	223,840
Total liabilities and stockholders’ equity	$321,278	$336,765

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Six Months Ended June 30,
	2017	2018
Cash flows from operating activities:
Net income	$20,880	$14,655
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(133)	—
Amortization of deferred rent	(859)	(909)
Amortization of deferred financing costs	131	131
Depreciation and amortization	8,975	9,915
Deferred income taxes	(1,560)	(1,581)
Stock-based compensation	5,654	5,937
Fair value adjustments	(1,994)	6,185
Changes in assets and liabilities:
Tuition receivable, net	(137)	(2,916)
Other current assets	411	96
Other assets	829	(824)
Accounts payable and accrued expenses	559	1,363
Income taxes payable	(3,153)	(3,447)
Contract liabilities	4,356	2,768
Other long-term liabilities	(1,193)	(1,347)
Net cash provided by operating activities	32,766	30,026

Cash flows from investing activities:
Purchases of property and equipment	(8,435)	(8,596)
Net cash used in investing activities	(8,435)	(8,596)

Cash flows from financing activities:
Common dividends paid	(5,707)	(5,778)
Net cash used in financing activities	(5,707)	(5,778)
Net increase in cash, cash equivalents, and restricted cash	18,624	15,652
Cash, cash equivalents, and restricted cash - beginning of period	129,758	156,448
Cash, cash equivalents, and restricted cash - end of period	$148,382	$172,100

CAPELLA EDUCATION COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2018	2017	2018
Revenues	$109,584	$111,563	$221,372	$223,530
Costs and expenses:
Instructional costs and services	48,369	49,350	96,781	97,782
Marketing and promotional	27,308	27,739	54,833	55,755
Admissions advisory	7,440	7,205	15,103	14,397
General and administrative	11,096	11,317	21,683	21,196
Merger-related costs	—	873	—	1,395
Total costs and expenses	94,213	96,484	188,400	190,525
Operating income	15,371	15,079	32,972	33,005
Other income, net	56	695	163	1,191
Income from continuing operations before income taxes	15,427	15,774	33,135	34,196
Income tax expense	4,672	3,984	11,209	8,559
Income from continuing operations	10,755	11,790	21,926	25,637
Income from discontinued operations, net of tax	—	—	95	—
Net income	$10,755	$11,790	$22,021	$25,637

Basic net income per common share:
Continuing operations	$0.92	$1.01	$1.89	$2.20
Discontinued operations	—	—	0.01	—
Basic net income per common share	$0.92	$1.01	$1.90	$2.20
Diluted net income per common share:
Continuing operations	$0.90	$0.99	$1.83	$2.14
Discontinued operations	—	—	0.01	—
Diluted net income per common share	$0.90	$0.99	$1.84	$2.14

Weighted average number of common shares outstanding:
Basic	11,644	11,703	11,602	11,674
Diluted	11,992	11,963	11,965	11,957
Cash dividend declared per common share	$0.41	$0.43	$0.82	$0.86

CAPELLA EDUCATION COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31, 2017	June 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$106,566	$117,885
Marketable securities, current	45,226	37,589
Accounts receivable, net of allowance of $7,979 at December 31, 2017 and $7,865 at June 30, 2018	22,733	24,229
Prepaid expenses and other current assets	9,523	10,027
Total current assets	184,048	189,730
Marketable securities, non-current	29,570	34,386
Property and equipment, net	35,961	34,781
Goodwill	13,477	13,477
Intangibles, net	3,402	3,162
Deferred income taxes	2,839	871
Other assets	9,724	10,358
Total assets	$279,021	$286,765
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,281	$1,254
Accrued liabilities	26,619	27,815
Dividends payable	5,228	328
Deferred revenue	13,849	15,635
Total current liabilities	47,977	45,032
Deferred rent	12,365	11,890
Other liabilities	3,288	2,413
Total liabilities	63,630	59,335
Shareholders’ equity:
Common stock, par value $0.01 per share, 100,000 shares authorized, 11,635 and 11,730 issued and outstanding at December 31, 2017 and June 30, 2018, respectively	116	117
Additional paid-in capital	127,804	124,431
Accumulated other comprehensive loss	(110)	(211)
Retained earnings	87,581	103,093
Total shareholders’ equity	215,391	227,430
Total liabilities and shareholders’ equity	$279,021	$286,765

CAPELLA EDUCATION COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Six Months Ended June 30,
	2017	2018
Operating activities
Net income	$22,021	$25,637
Income from discontinued operations, net of tax	95	—
Income from continuing operations	21,926	25,637
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	5,225	5,870
Depreciation and amortization	10,112	9,638
Amortization of investment discount/premium, net	855	537
Impairment of property and equipment	440	916
Loss on disposal of property and equipment	243	89
Share-based compensation	3,479	4,571
Deferred income taxes	2,443	2,000
Changes in operating assets and liabilities
Accounts receivable	(5,194)	(7,366)
Prepaid expenses and other current assets	294	352
Accounts payable and accrued liabilities	(8,565)	(3,193)
Income taxes payable	3,219	(1,076)
Deferred rent	(735)	(475)
Deferred revenue	2,413	1,866
Net cash provided by operating activities - continuing operations	36,155	39,366
Net cash provided by operating activities - discontinued operations	95	—
Net cash provided by operating activities	36,250	39,366
Investing activities
Capital expenditures	(12,116)	(9,075)
Investment in partnership interests	(354)	(784)
Purchases of marketable securities	(29,456)	(33,702)
Maturities of marketable securities	35,995	35,855
Net cash used in investing activities - continuing operations	(5,931)	(7,706)
Net cash provided by investing activities - discontinued operations	3,243	—
Net cash used in investing activities	(2,688)	(7,706)
Financing activities
Net proceeds (payments) for exercise of stock options	1,273	(333)
Taxes paid for restricted stock units	(905)	(4,949)
Payment of dividends	(9,479)	(15,057)
Net cash used in financing activities - continuing operations	(9,111)	(20,339)
Effect of foreign exchange rates on cash	2	(2)
Net increase in cash and cash equivalents	24,453	11,319
Cash and cash equivalents at beginning of period	93,570	106,566
Cash and cash equivalents at end of period	$118,023	$117,885

CAPELLA EDUCATION COMPANY

UNAUDITED SEGMENT REPORTING

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2018	2017	2018
Revenues
Post-Secondary	$106,974	$108,538	$216,455	$217,723
Job-Ready Skills	2,610	3,025	4,917	5,807
Consolidated Revenues	$109,584	$111,563	$221,372	$223,530
Operating income (loss)
Post-Secondary	$17,754	$18,029	$38,005	$37,473
Job-Ready Skills	(2,383)	(2,077)	(5,033)	(3,073)
Merger-related costs	—	(873)	—	(1,395)
Consolidated operating income	15,371	15,079	32,972	33,005
Other income, net	56	695	163	1,191
Income from continuing operations before income taxes	$15,427	$15,774	$33,135	$34,196

CAPELLA UNIVERSITY

OTHER INFORMATION

	June 30,
	2017	2018	% Change
Capella University Enrollment by Degree (a):
Doctoral	9,052	9,129	0.9%
Master’s	17,714	17,540	(1.0)%
Bachelor’s	9,760	10,066	3.1%
Other	1,062	1,051	(1.0)%
Total	37,588	37,786	0.5%

(a)         Enrollment in the table above includes learners who are actively enrolled during the last month of the quarters ended June 30, 2017 and 2018, respectively.

Non-GAAP Financial Measures

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules that follow reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for income from operations, net income, earnings per share or any other comparable financial measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate financial performance because those non-GAAP measures allow for period-over-period comparisons of its ongoing operations before the impact of certain items described below. These measures are Adjusted Income from Operations, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share (EPS). We define Adjusted Income from Operations, Adjusted Net Income, and Adjusted EPS to exclude (1) fair value adjustments related to Strayer Education, Inc.’s acquisition of The New York Code + Design Academy and the related tax effects, and adjustments to Strayer Education, Inc.’s reserve for leases on facilities no longer in use, (2) the impairment of previously capitalized internal software development costs related to software projects within Capella Education Company’s Job-Ready Skills segment, (3) charges associated with Strayer Education, Inc.’s merger with Capella Education Company, and (4) discrete tax adjustments utilizing annual effective income tax rates for Strayer Education, Inc. of 39.5% for 2017 and 27.5% for 2018. We define EBITDA as net income before provision (benefit) for income taxes, investment income, interest expense, depreciation and amortization, and from this amount in arriving at Adjusted EBITDA we also exclude the amounts in (1), (2), and (3) above, and stock-based compensation expense. These non-GAAP measures are reconciled to the most directly comparable GAAP measures on pages 15 through 18. Non-GAAP measures should not be viewed as substitutes for GAAP measures.

STRAYER EDUCATION, INC.

NON-GAAP UNAUDITED ADJUSTING STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2017
		Non-GAAP Adjustments
	As Reported	Merger	Fair Value	Other Tax	As Adjusted
	(GAAP)	Costs (1)	Adjustments (2)	Adjustments (3)	(Non-GAAP)
Income from operations	$13,854	$—	$(1,994)	$—	$11,860
Investment income	253	—	—	—	253
Interest expense	160	—	—	—	160
Income before taxes	13,947	—	(1,994)	—	11,953
Provision for income taxes	3,645	—	104	972	4,721
Net income	$10,302	$—	$(2,098)	$(972)	$7,232

Earnings per share:
Basic **	$0.96	$—	$(0.20)	$(0.09)	$0.68
Diluted **	$0.92	$—	$(0.19)	$(0.09)	$0.65

Weighted average shares outstanding:
Basic	10,680				10,680
Diluted	11,190				11,190

	For the Three Months Ended June 30, 2018
		Non-GAAP Adjustments
	As Reported	Merger	Fair Value	Other Tax	As Adjusted
	(GAAP)	Costs (1)	Adjustments (2)	Adjustments (3)	(Non-GAAP)
Income from operations	$4,184	$2,824	$6,185	$—	$13,193
Investment income	608	—	—	—	608
Interest expense	161	—	—	—	161
Income before taxes	4,631	2,824	6,185	—	13,640
Provision (benefit) for income taxes	(557)	624	924	2,760	3,751
Net income	$5,188	$2,200	$5,261	$(2,760)	$9,889

Earnings per share:
Basic	$0.48	$0.20	$0.48	$(0.25)	$0.91
Diluted	$0.46	$0.19	$0.46	$(0.24)	$0.87

Weighted average shares outstanding:
Basic	10,879				10,879
Diluted	11,380				11,380

** Earnings per share data may not foot due to rounding

(1)         Reflects charges associated with the Company’s previously announced merger with Capella Education Company.

(2)         Reflects adjustments to the value of contingent consideration, and goodwill and intangible assets related to the Company’s acquisition of The New York Code + Design Academy and the related tax effects, and adjustments to the Company’s reserve for leases on facilities no longer in use.

(3)         Reflects discrete tax adjustments related to the vesting of stock awards and other adjustments, utilizing an annual effective tax rate of 39.5% for 2017 and 27.5% for 2018.

STRAYER EDUCATION, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

(Amounts in thousands)

	For the Three Months Ended June 30,
	2017	2018
Net income	$10,302	$5,188
Provision (benefit) for income taxes	3,645	(557)
Investment income	(253)	(608)
Interest expense	160	161
Depreciation and amortization	4,606	4,881
EBITDA (1)	18,460	9,065
Stock-based compensation	3,228	3,250
Merger costs (2)	—	2,824
Fair value adjustments (3)	(1,526)	6,566
Adjusted EBITDA (1)	$20,162	$21,705

(1)        Denotes non-GAAP financial measures. Please see page 14 for more detail regarding these adjustments and management’s reasons for providing this information.

(2)        Reflects charges associated with the Company’s previously announced merger with Capella Education Company.

(3)        Reflects adjustments to the value of contingent consideration, and goodwill and intangible assets related to the Company’s acquisition of The New York Code + Design Academy, and adjustments to the Company’s reserve for leases on facilities no longer in use.

CAPELLA EDUCATION COMPANY

NON-GAAP UNAUDITED ADJUSTING STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2017
		Non-GAAP Adjustments
	As Reported (GAAP)	Merger-Related Costs	Impairment of Property and Equipment	As Adjusted (Non-GAAP)
Operating income	$15,371	$—	$73	$15,444
Other income, net	56	—	—	56
Income before income taxes	15,427	—	73	15,500
Income tax expense	4,672	—	27	4,699
Net income	$10,755	$—	$46	$10,801

Earnings per share:
Basic	$0.92	$—	$0.01	$0.93
Diluted	$0.90	$—	$—	$0.90

Weighted average shares outstanding
Basic	11,644			11,644
Diluted	11,992			11,992

	For the Three Months Ended June 30, 2018
		Non-GAAP Adjustments
	As Reported (GAAP)	Merger-Related Costs (1)	Impairment of Property and Equipment (2)	As Adjusted (Non-GAAP)
Operating income	$15,079	$873	$916	$16,868
Other income, net	695	—	—	695
Income before income taxes	15,774	873	916	17,563
Income tax expense	3,984	175	210	4,369
Net income	$11,790	$698	$706	$13,194

Earnings per share:
Basic	$1.01	$0.06	$0.06	$1.13
Diluted	$0.99	$0.05	$0.06	$1.10

Weighted average shares outstanding
Basic	11,703			11,703
Diluted	11,963			11,963

(1)         Reflects charges associated with Capella Education Company’s previously announced merger with Strayer Education, Inc.

(2)         The impairment of property and equipment primarily consists of the write-off of previously capitalized internal software development costs related to software projects within the Company’s Job-Ready Skills segment for which the expected future net cash flows may not exceed the carrying value of the related assets.

CAPELLA EDUCATION COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended June 30,
	2017	2018

Net income	$10,755	$11,790
Income tax expense	4,672	3,984
Other income, net	(56)	(695)
Depreciation and amortization	4,986	4,793
EBITDA (1)	20,357	19,872
Share-based compensation	2,205	2,820
Merger-related costs (2)	—	873
Impairment of property and equipment	73	916
Adjusted EBITDA (1)	$22,635	$24,481

(1)         Denotes non-GAAP financial measure. Please see page 14 for more detail regarding the adjustments and management’s reasons for providing this information.

(2)         Reflects charges associated with Capella Education Company’s previously announced merger with Strayer Education, Inc.